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Exhibit 3.7

CERTIFICATE OF INCORPORATION
OF
EL TORITO FRANCHISING COMPANY

        Article 1.    The name of this corporation is EL TORITO FRANCHISING COMPANY (this "Corporation").

        Article 2.    The address of this Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        Article 3.    The nature of the business or purposes to be conducted or promoted by this Corporation, is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        Article 4.    The total number of shares of stock which this Corporation shall have authority to issue is One Thousand (1,000) shares of common stock having no par value ("Common Stock").

        Article 5.    The name and mailing address of the incorporator is as follows:

    Steven W. Sprecher
    c/o Family Restaurants, Inc.
    2701 Alton Avenue
    Irvine, California 92606

        Article 6.    The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the persons who are to serve as directors until the first annual meeting of stockholders or until their successor(s) is elected and qualified are as follows:

    William D. Burt
    Kevin S. Relyea
    Robert T. Trebing, Jr.
    c/o Family Restaurants, Inc.
    2701 Alton Avenue
    Irvine, California 92606

        Article 7.    A director shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article 7 shall not eliminate or limit the liability of a director: (i) for any breach of his duty of loyalty to this Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derives an improper personal benefit. This Article 7 shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article 7 becomes effective. Any repeal or modification of the foregoing provisions of this Article 7 by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

        Article 8.

          (i)  This Corporation shall, to the broadest and maximum extent permitted by Delaware law, as the same exists from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is, or was, a director or officer of this Corporation, or is, or was, serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

         (ii)  This Corporation shall, to the broadest and maximum extent permitted by Delaware law, as the same may exist from time to time, pay to such person any and all expenses (including attorneys' fees) incurred in defending or settling any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it shall ultimately be determined by a final judgment or other final adjudication that he is not entitled to be indemnified by this Corporation as authorized in this Article.

        (iii)  Sections (i) and (ii) to the contrary notwithstanding, this Corporation shall not indemnify any such person with respect to any of the following matters: (1) remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; (2) any accounting of profits made from the purchase or sale by such person of this Corporation's securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto, or similar provisions of any federal, state or local statutory law; (3) actions brought about or contributed to by the dishonesty of such person, if a final judgment or other final adjudication adverse to such person establishes that acts of active and deliberate dishonesty were committed or attempted by such person with actual dishonest purpose and intent and were material to the adjudication; (4) actions based on, or attributable to, such person having gained any personal profit or advantage to which he was not entitled, in the event that a final judgment or other final adjudication adverse to such person establishes that such person in fact gained such personal profit or other advantage to which he was not entitled; and/or (5) any matter in respect of which a final decision by a court with competent jurisdiction shall determine that indemnification is unlawful.

        (iv)  The rights to indemnification and to the advancement of expenses conferred in this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws of this Corporation, by agreement, vote of stockholders, or disinterested directors or otherwise.

        Article 9.    This Corporation is to have perpetual existence.

        Article 10.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of this Corporation.

        Article 11.    The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation.

        Article 12.    At all elections of directors of this Corporation, and subject to the provisions of the Bylaws of this Corporation, each holder of Common Stock, or other appropriately designated stock, shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he or she would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he or she may see fit.

        Article 13.    This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        I, THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this

Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of August, 1996.

/s/ Steven W. Sprecher Steven W. Sprecher Incorporator

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Exhibit 3.7 Certificate of Incorporation of El Torito Franchising Company